Exhibit 10.1

RELEASE & SEPARATION AGREEMENT

1.	PARTIES

The parties to this Separation Agreement (hereinafter “Agreement”) are Cindy J. McPike (“Employee”) and StanCorp Financial Group, an Oregon corporation, as hereinafter defined.

2.	SCOPE OF AGREEMENT

For purposes of this Agreement the “Company” or “Employer” means StanCorp Financial Group, Inc., an Oregon corporation. The provisions of this Agreement shall be deemed to inure to the benefit of StanCorp Financial Group, Inc., Standard Insurance Company, their predecessors, successors, parents, subsidiaries, affiliates, and all officers, directors, employees, insurers, owners, agents, assigns and attorneys of each of those entities in their individual and representative capacities, all of whom shall be deemed “Releasees”.

3.	BACKGROUND & PURPOSE

Employee and Company have mutually agreed that her employment with the Company will terminate effective June 18, 2007.

Employee will, and hereby does resign effective June 18, 2007, all positions held by Employee within the Company.

The purpose of this Agreement is to provide for certain severance benefits to Employee and in connection therewith settle any and all claims and rights that Employee has or may claim to have against Releasees arising from or relating to Employee’s employment with Company or the Company’s stock or benefit plans.

4.	CONSIDERATION & EMPLOYEE OBLIGATIONS

Contingent Obligations and Rights. The following shall be effective after receipt by the Company of this Agreement fully executed by Employee:

Severance Pay

As consideration for this agreement, Company shall pay Employee severance pay in the total amount of three million dollars ($3,000,000), payable in two equal installments of one million five hundred thousand dollars ($1,500,000) within 5 business days after July 1, 2007 and January 1, 2008.

5.	RELEASE FROM EMPLOYEE

A. Employee waives, acquits and forever discharges and releases Releasees as defined in this Agreement from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment or termination of employment or officer or manager positions, or past or future failure or refusal to employ Employee, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) arising from or related to in any way to Employee’s employment, compensation, benefits, stock or stock option grants, incentive compensation, bonuses, reemployment, or application for employment, with the exception of any claim Employee may have against Releasees for enforcement of this Agreement. This release is intended as a general release and includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal law, including but not limited to, any claim arising under the Oregon or Federal statutes, contracts or common law, including wages, hours or discrimination, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, all as amended, and any regulations under such authorities. As to claims that could be filed with the Equal Employment Opportunity Commission (“EEOC”), Employee acknowledges that if any charges are filed, the Employee waives any claim for damages or for equitable relief. Nothing herein shall be construed to impair employee’s vested interest, if any, in any pension, profit sharing, 401(k) or other similar retirement plan.

B. Release Valid Regardless of Future Discovery of New or Different Facts. Employee acknowledges that they are aware that they or their attorney may discover facts different from or in addition to the facts they now know or believe to be true with respect to the Litigation, with respect to any other claim that is in any way related to Employee’s employment by the Company, the termination of that employment, or claims against the Company, or with respect to the subject matter of this Release, but that it is their intention to and they hereby do fully, finally, absolutely and forever settle any and all claims, disputes and differences that now exist, may exist or have existed between the Employee and the Company. This Release shall operate as a full and complete release notwithstanding the discovery of any different or additional facts.

C. Waiver of Rights to Reinstatement. Employee does hereby waive any and all rights to reinstatement, rights to reemployment, rights to be hired, and rights to be rehired with the Company as may otherwise exist at any time on, before, or after the date Employee signs this Release.

D. ADEA Release. As to the full release of all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) Employee acknowledges that:

(1)	This Release is written in language Employee understands;

(2)	Employee has been advised in writing to consult with an attorney before signing the Release;

(3)	This Release specifically releases claims under the ADEA;

(4)	This Release does not release claims under the ADEA which arise after the date of this Release;

(5)	The consideration given by Releasees in exchange for the release of ADEA claims is in addition to that to which Employee already is entitled;

(6)	Employee has been given a period of at least 21 days within which to consider the agreement; and,

(7)	Employee has a period of 7 days following the execution of this Release to revoke this Release, and this Release is not effective or enforceable until 8 days following the execution of this Release.

E. If otherwise eligible, Employee may elect to continue group health coverage in accordance with the Consolidated Omnibus Reconciliation Act (“COBRA”). The Company’s payment of severance to Employee, with which Employee may elect to pay COBRA premiums, will in no way extend any continuation period Employee is otherwise entitled to under COBRA.

6.	NO DISPARAGEMENT

The parties shall not disparage or cause another to disparage, each other, and the Employee shall not disparage or cause another to disparage the employees, directors, business, operations, finances or products of the Company verbally or in writing.

7.	CONFIDENTIALITY

A.	Proprietary, Trade Secret, and Confidential Information

Employee acknowledges the continuing duty under statutes and common law relating to confidential information, trade secrets and all confidentiality provisions governing Employee and agrees not to use confidential, proprietary or trade secret information of Releasees, and covenants not to breach that duty. Should Employee be requested in any judicial, administrative, or other proceeding to disclose such confidential, proprietary or trade secret information, Employee shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

B.	Settlement

Employee shall keep confidential these settlement terms and conditions, and also the existence of this Agreement, and shall not disclose directly or indirectly such information to any person, entity or employee of Company; however Employee may disclose such terms to the extent necessary to obtain confidential external legal or financial planning advice, and to the extent public disclosure of this agreement is required under state or federal law.

8.	ADVICE OF COUNSEL

Employee acknowledges that Employee has been encouraged by Company to seek advice of counsel with respect to this Agreement.

9.	ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the parties, and this Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral relating to the subject matter hereof. Employee and Releasees acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce this Agreement, and Employee and Releasees acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.

10.	SEVERABILITY

Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, excepting consideration if the Release is invalidated, which terms and provisions shall remain binding and enforceable.

11.	BREACH

Employee acknowledges, that in the event that Releasees establish by clear and convincing evidence that Employee has breached any material term of this Agreement, including, but not limited to, the obligations regarding nondisparagement and confidentiality, either during or after receiving the severance pay or other benefits under this Agreement, Employee will immediately forfeit all remaining severance pay or benefits and will be obligated to repay the full value of any benefits or pay already received pursuant to this Agreement.

12.	PARTIES MAY ENFORCE AGREEMENT

Nothing in this Agreement shall operate to release or discharge any parties to this Agreement or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Agreement.

13.	APPLICABLE LAW

This Release shall be construed in accordance with and governed by the laws of the State of Oregon. Any litigation arising in connection with the execution and/or operation of this Release shall be brought in Multnomah County, Oregon.

14.	COSTS AND ATTORNEY FEES

The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Agreement.

15.	ARBITRATION

Employee and the Company agree that should any dispute arise out of this Agreement, the issue shall be submitted to arbitration before one arbitrator pursuant to the then current rules of the American Arbitration Association. Nevertheless, in the event either party wishes to obtain equitable relief, it may bring a claim for such relief in arbitration or in an action in an applicable court in Oregon. In any event, each party shall pay its own costs and attorneys’ fees.

DATED	June 19, 2007	EMPLOYEE

/s/ Cindy J. McPike

		Print Name	Cindy J. McPike

DATED	June 19, 2007	COMPANY

/s/ Eric E. Parsons

		Print Name	Eric E. Parsons

		Print Title	Chairman, President and Chief Executive Officer